                            UNITED STATES OF AMERICA
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                              [X]
Filed by a Party other than the Registrant           [ ]

Check the appropriate box:

[X]    Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material Pursuant to Rule 14a-12

                                 HEALTHAXIS INC.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)   Title of each class of securities to which transaction applies:
       (2)   Aggregate number of securities to which transaction applies:
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
       (4)   Proposed maximum aggregate value of transaction:
       (5)   Total fee paid:

[ ]    Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)   Amount Previously Paid:
       (2)   Form, Schedule or Registration Statement No.:
       (3)   Filing Party:
       (4)   Date Filed:

                                (HEALTHAXIS LOGO)

Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of Healthaxis Inc. (the "Company") which will be held on August 19, 2003, at 10:00 a.m., Central Daylight Time, at the offices of the Company located at 5215 N. O'Connor Blvd., Suite 800, Irving, Texas 75039. The official Notice of Special Meeting, together with a proxy statement and form of proxy, are enclosed. Please give this information your careful attention.

Healthaxis invites all shareholders to attend the meeting in person. If you cannot be present, you may vote by mailing the enclosed proxy card or by other methods made available by your bank, broker or nominee. Voting by written proxy will ensure your representation at the Special Meeting if you choose not to attend in person. Please review the instructions on the proxy card or the information forwarded by your bank, broker or nominee concerning your voting options. The shareholders attending the Special Meeting may vote in person even if they have returned a proxy.

                                 Sincerely,


                                 James W. McLane
                                 Chairman, President and Chief Executive Officer
Irving, Texas
July __, 2003

                                 HEALTHAXIS INC.

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON AUGUST 19, 2003


TO THE SHAREHOLDERS OF HEALTHAXIS INC.:

         Healthaxis Inc. will hold a Special Meeting of Shareholders at 10:00 a.m., Central Daylight Time, on August 19, 2003, at the executive offices of Healthaxis Inc. located at 5215 N. O'Connor Blvd., Suite 800, Irving, Texas 75039, for the following purposes:

         1. To consider and vote upon an amendment to our Amended and Restated Articles of Incorporation and to permit the board, at its discretion, at any time prior to the Company's next annual meeting to effect a reverse stock split of our common stock at a ratio of not less than 1-for-5 and not more than 1-for-15. The board of directors will retain discretion to elect to implement a reverse stock split in this range or to elect not to implement a reverse stock split.

         2. To act upon such other matters as may properly come before the meeting.

         The Board of Directors has fixed the close of business on July 1, 2003, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting.

         YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO VOTE BY COMPLETING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD OR BY OTHER MEANS MADE AVAILABLE BY YOUR BANK, BROKER OR NOMINEE. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                           BY ORDER OF THE BOARD OF DIRECTORS,



                                           J. BRENT WEBB
                                           SECRETARY
Irving, Texas
July __, 2003

                                 HEALTHAXIS INC.
                             5215 N. O'CONNOR BLVD.
                                    SUITE 800
                                IRVING, TX 75039


                                   ----------

                                 PROXY STATEMENT

                                   ----------


         The accompanying proxy is solicited by and on behalf of the Board of Directors of Healthaxis Inc. for use at the Special Meeting of Shareholders to be held on August 19, 2003, at 10:00 a.m., Central Daylight Time, at the offices of the Company located at 5215 N. O'Connor Blvd., Suite 800, Irving, TX 75039, and at any postponement or adjournment thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy will be sent or given to shareholders is July __, 2003. All references in this Proxy Statement to the "Company" includes Healthaxis Inc. and its subsidiaries.

         If the enclosed form of proxy is signed and returned, it will be voted as specified in the proxy. If no vote is specified, it will be voted FOR each of the matters described in this Proxy Statement. You may revoke your proxy at any time before it is exercised by writing to the Company's Secretary; by timely delivering a properly executed, later-dated proxy; or by voting by ballot at the Special Meeting. The method by which you vote will not limit your right to vote at the Special Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or nominee, you must obtain a proxy, executed in your favor, from the bank, broker or nominee, to be able to vote at the Special Meeting.

         The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors, officers or employees of the Company and its subsidiaries without additional compensation. Upon request by banks, brokers and nominees who are record holders of the Company's common stock, par value $0.10 per share (the "common stock"), the Company is required to pay the reasonable expenses incurred by such banks, brokers and nominees for mailing proxy materials and annual shareholder reports to the beneficial owners of the common stock.

                       OUTSTANDING STOCK AND VOTING RIGHTS

         The Company had 53,570,074 shares of common stock outstanding at the close of business on July 1, 2003 (the "Record Date"). In order for a quorum to be present at the Special Meeting, a majority of the outstanding shares of the Company common stock entitled to vote as of the close of business on the Record Date must be present in person or represented by proxy at the Special Meeting. All such shares that are present in person or represented by proxy at the Special Meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes.

         Each share of common stock outstanding is entitled to one vote on each matter which may be brought before the Special Meeting. Approval of the reverse stock split and any other business matters properly brought before the Special Meeting requires the affirmative vote of a majority of the shares cast on the proposal. Under Pennsylvania law, an abstention, withholding of authority to vote, or broker non-vote on any proposal will not have the same legal effect as an "against" vote, and will not be counted in determining whether the proposal has received the required shareholder vote. If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the matters to be acted upon. So, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in the voting results.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth as of the record date, July 1, 2003, the beneficial ownership of the Company common stock: (i) by each person known by the Company to be the beneficial owner of five percent or more of the Company's outstanding common stock, (ii) by each director of the Company, (iii) by the Chief Executive Officer and the five most highly compensated executive officers whose compensation exceeded $100,000 during fiscal 2002, and (iv) by the directors and executive officers of the Company who were in office as of the record date, as a group. Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares.

                                                                    NUMBER OF SHARES     PERCENT OF
BENEFICIAL OWNERS(1)                                              BENEFICIALLY OWNED(2)     CLASS
--------------------                                              ---------------------  ----------
UICI...........................................................       27,147,575(3)       49.96%
9151 Grapevine Highway
North Richland Hills, TX 76180

Alvin H. Clemens...............................................        3,672,157(4)        6.76%

Michael Ashker.................................................        2,131,967(5)        3.83%

James W. McLane................................................        1,296,009(6)        2.38%

Adam J. Gutstein...............................................           50,000(7)           *

Kevin F. Hickey................................................           46,975(8)           *

Thomas L. Cunningham...........................................           11,250(9)           *

John W. Coyle..................................................           10,000(10)          *

James J. Byrne.................................................           10,000(11)          *

John M. Carradine..............................................          183,187(12)          *

Emry P. Sisson.................................................          101,007(13)          *

J. Brent Webb..................................................           77,088(14)          *

John D. Smith..................................................               --             --

Vernon Sheppard................................................          102,667              *

All directors and executive officers as a group (10 Persons)...        3,917,483(15)       6.87%

----------

*        Less than 1%

(1) The address of each director and executive officer is 5215 N. O'Connor Blvd., Suite 800, Irving, TX 75039.

(2)      Includes options exercisable within 60 days from July 1, 2003.

(3) Includes all shares of Company common stock previously held in the Founders Plan Voting Trust, which has expired. The ownership of all shares previously held in the Trust reverted to UICI on July 1, 2003 before the close of business. Also, includes 222,396 shares of the Company common stock issuable upon exercise of warrants and 542,477 shares of the Company common stock issuable upon conversion of Series A Convertible Preferred Stock. The total shares shown in the table are based on the Company's most recent records, as supplemented by UICI.

(4) Includes 754,945 shares subject to options and warrants exercisable within 60 days. Excludes options to purchase 917,920 shares of the Company common stock owned by the Beaver Creek Limited Partnership in which Mr. Clemens is a partner for which Mr. Clemens expressly disclaims beneficial ownership. Mr. Clemens was a member of the Board of Directors until May 15, 2003, when his term expired.

(5) Includes 1,742,191 shares subject to options and 300,000 shares of the Company common stock subject to warrants exercisable within 60 days.

(6) Includes options to purchase 983,659 shares of the Company common stock exercisable within 60 days.

(7) Includes options to purchase 40,000 shares of the Company common stock exercisable within 60 days.

(8) Options to purchase 46,975 shares of the Company common stock exercisable within 60 days.

(9) Options to purchase 11,250 shares of the Company common stock exercisable within 60 days.

(10) Options to purchase 10,000 shares of the Company common stock exercisable within 60 days.

(11) Options to purchase 10,000 shares of the Company common stock exercisable within 60 days.

(12) Includes options to purchase 158,687 shares of the Company common stock exercisable within 60 days.

(13) Options to purchase 101,007 shares of the Company common stock exercisable within 60 days.

(14) Includes options to purchase 59,588 shares of the Company common stock exercisable within 60 days.

(15) Includes options and warrants to purchase 3,463,357 shares of the Company common stock exercisable within 60 days.


                                 PROPOSAL NO. 1
                 BOARD DISCRETION TO EFFECT REVERSE STOCK SPLIT

OVERVIEW

         You are being asked to vote upon a proposed amendment to the Company's Amended and Restated Articles of Incorporation (the "Amendment") which will grant to the board of directors the discretion to effect a reverse stock split of all shares of the Company's common stock, if the board deems that it is in the Company's and its shareholders' best interests, at a ratio of not less than 1-for-5 and not more than 1-for-15. The board will have the sole discretion to elect, based on its determination of the best interests of the Company and its shareholders, whether or not to effect a reverse stock split, and if so, at which the ratio within the approved range, at any time before the 2004 annual shareholders meeting. The board of directors believes that approval of a proposal granting this discretion to the board, rather than approval of an immediate reverse stock split at a specified ratio, will provide the board with maximum flexibility to react to market conditions current at the time and to, therefore, achieve the purposes of the reverse stock split, if implemented, and to act in the best interests of the Company and its shareholders.

         To effect the reverse stock split, the board would file the Amendment with the Pennsylvania Secretary of State. The form of Amendment to effect the proposed reverse stock split is attached to this proxy statement as Annex A. If the board elects to implement a reverse stock split within the range approved by shareholders, then the number of issued and outstanding shares of the Company's common stock will be reduced in accordance with the ratio for the selected reverse stock split. The par value of the common stock will remain unchanged at $0.10 per share, and the number of authorized shares of common stock will remain unchanged. It is expected that the reverse stock split will become effective shortly following the filing of the Amendment with the Pennsylvania Secretary of State. The board may elect not to implement a reverse stock split at its sole discretion, even if the proposal to grant the board the discretion to effect a reverse stock split is approved by our shareholders.

         The board of directors has approved the proposed grant of discretion to effect a reverse stock split. By approving the proposal, however, the Company's shareholders will give the board the maximum flexibility to determine the best stock split ratio.

PURPOSES OF THE PROPOSED REVERSE STOCK SPLIT

         The board of directors believes that it should maintain the right to implement a reverse stock split for the following reasons:

                  o To enable the Company to use the reverse stock split to maintain its listing on The Nasdaq SmallCap Market; and

                  o To enhance the acceptability and marketability of the common stock to the financial community and the investing public.

Listing on The Nasdaq SmallCap Market

         The board believes the reverse stock split is desirable because it will assist Healthaxis in efforts to meet the requirements for continued listing on The Nasdaq SmallCap Market (the "Nasdaq Market") by helping to raise the trading price of its common stock. One of the key requirements for continued listing on the Nasdaq Market is that the common stock must maintain a minimum bid price equal to or greater than $1.00 per share, as required by Nasdaq Marketplace Rule 4310(c)(4). A company's failure to meet Nasdaq's minimum bid price for 30 consecutive business days normally results in delisting proceedings, unless the company can demonstrate compliance with those requirements for ten consecutive days during one of the grace periods that immediately follows the initial 30-day period of non-compliance.

         Healthaxis has been granted several grace periods regarding its lack of compliance with the minimum bid price requirements. The current grace period expires on July 7, 2003, and Healthaxis is currently ineligible for any further grace period. On July 8, 2003, the Company expects to receive a Nasdaq Staff Determination letter indicating that the Company had failed to comply with the minimum bid price requirement for a minimum of 30 days. Following receipt of such a letter, Healthaxis expects to request a hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination and to request continued listing. The Company is soliciting your proxy to approve the reverse stock split so that, if necessary, it can demonstrate a likelihood of future compliance with the minimum bid price rules.

         The board believes that delisting of the common stock by Nasdaq could adversely affect the Company's ability to attract new investors, may result in decreased liquidity of the outstanding shares of common stock and, consequently, could reduce the price at which such shares trade and increase the transaction costs inherent in trading such shares with overall negative effects for shareholders. In addition, the board believes that delisting of the common stock could deter broker-dealers from making a market in or otherwise seeking or generating interest in the common stock, and might deter certain institutions and persons from investing in the Company's stock at all. There can be no assurance, however, that (1) approval and implementation of the reverse stock split will succeed in achieving and maintaining the closing bid price of the common stock above $1.00 per share, (2) even if the Nasdaq Market's closing minimum bid price maintenance standard were immediately satisfied, the Company will be able to meet its other quantitative continued listing criteria, or (3) the common stock will not later be delisted by the Nasdaq Market for any of a variety of other reasons.

         Even though the reverse stock split, by itself, will not impact the Company's assets or prospects, the reverse stock split could be followed by a decrease in the aggregate market value of the common stock. The board, however, believes that this risk is offset by the prospect that the reverse stock split will improve the likelihood that the Company will be able to maintain its Nasdaq listing and may, by increasing the per share price, make an investment in the common stock more attractive to certain investors. If the Company's common stock is delisted from the Nasdaq Market, trading of the Company's securities will thereafter have to be conducted in the over-the-counter markets. In such event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the common stock.

         In addition to the perceived benefits to investors of the continued listing on the Nasdaq Market, the board believes that the Company's current and prospective customers, as well as its employees, will positively perceive the Company's continued listing on the Nasdaq Market as a reflection of the Company's long term commitment to its business and the market value of its common stock.

         In addition to the $1.00 minimum closing bid price per share requirement described above, the Nasdaq SmallCap Market Listing Requirements require that a company meet other listing standards to maintain its continued listing, including, but not limited to, stockholders' equity and market capitalization minimums, public float and minimum market value of public float, minimum number of round lot shareholders, and compliance with Nasdaq corporate governance rules. The Company believes that, except for its non-compliance with the minimum bid price rules, it is otherwise currently in compliance with the remaining Nasdaq Market continued listing requirements.

         Enhanced Marketability

         The board of directors believes that the reverse stock split should enhance the acceptability and marketability of the Company's common stock to the financial community and the investing public and may mitigate some reluctance on the part of brokers and investors to trade in the common stock. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their own portfolios, which reduces the number of potential buyers of the Company's common stock. In addition, analysts at many leading brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. A variety of brokerage house policies and practices also tend to discourage individual brokers within those firms from dealing in lower-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers' commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the Company's common stock can result in an individual shareholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were substantially higher. This factor may also limit the willingness of institutions to purchase the Company's stock.

         The Company's common stock has been trading below $1.00 per share for an extended period of time. With the shares trading in such a range, small moves in absolute terms in the price-per-share of the Company's common stock translate into disproportionately large swings in the price on a percentage basis. We believe these swings tend to bear little relationship to the Company's financial condition and results of operations.

         In the board's view, these factors have contributed to an unjustified, relatively low level of interest in Healthaxis on the part of investment analysts, brokers, investment professionals and individual investors, which tends to depress the market for the Company's common stock. The board has thus proposed having the discretion to effect a reverse stock split as a means of increasing the per-share market price of Healthaxis' common stock.

         The board intends to implement a reverse stock split if it believes that this action is in the best interests of Healthaxis and its shareholders. Such a determination shall be based upon certain factors, including, but not limited to: the Nasdaq Market's listing requirements, existing and expected marketability and liquidity of the Company's common stock, prevailing market conditions, and the likely effect on the market price of the Company's common stock. If the board ultimately determines to effect a reverse stock split, the board will select a stock split ratio within the range approved by shareholders that it believes will result in the greatest marketability of the Company's common stock based on prevailing market conditions. No further action on the part of the Company's shareholders will be required to either effect or abandon the reverse stock split. Notwithstanding approval of the reverse stock split proposal by the shareholders, the board may, in its sole discretion, determine to delay the effectiveness of the reverse stock split up until the 2004 Annual Meeting of the Company's shareholders.

POTENTIAL EFFECTS OF THE PROPOSED REVERSE STOCK SPLIT

         The immediate effect of a reverse stock split will be to reduce the number of shares of the Company's common stock and to increase the trading price of the Company's common stock. However, Healthaxis cannot predict the longer-term effects of any reverse stock split upon the market price of its common stock. Healthaxis cannot assure you that the trading price of its common stock, after the reverse stock split, will rise in proportion to the reduction in the number of shares of the common stock outstanding. The total market capitalization of the common stock after implementation of the proposed reverse stock split may be less than the total market capitalization before the reverse stock split. Also, Healthaxis cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of its common stock, that the liquidity of the common stock will not be adversely affected by the reduced number of shares outstanding after the reverse stock split, that the trading price of the common stock will remain above the thresholds required by the Nasdaq Market, or that the Company will be able to continue to meet the other continued listing requirements of the Nasdaq Market. The trading price of the Company's common stock may change due to a variety of other factors, including its operating results and other factors related to its business and general market conditions.

         The following table reflects the approximate number of shares of the Company's common stock that would be outstanding as a result of some of the possible reverse stock split ratios based on 53,570,074 shares of the Company's common stock outstanding as of the Record Date for the Special Meeting, without accounting for fractional shares, which will be cancelled and paid for in cash:

Possible Reverse Stock Split Ratios        Shares to be Outstanding
-----------------------------------        ------------------------
             1-for-5                              10,714,014
            1-for-10                               5,357,007
            1-for-15                               3,571,338

EFFECTS ON OWNERSHIP BY INDIVIDUAL SHAREHOLDERS

         If the Company implements a reverse stock split, the number of shares of common stock held by each shareholder will be reduced to a number calculated by multiplying the number of shares held immediately before the reverse stock split by the ratio, and then rounding down to the nearest whole share. The Company will pay cash to each shareholder in lieu of any fractional interest in a share to which each shareholder will otherwise be entitled as a result of the reverse stock split, as described in further detail below.

         The reverse stock split will affect all of the Company's common shareholders uniformly and will not affect any common shareholder's percentage ownership interest in Healthaxis or proportionate voting power, except to the extent that interests in fractional shares will be paid in cash.

EFFECT ON OPTIONS, WARRANTS AND OTHER SECURITIES

         If the reverse stock split is implemented, the Company will adjust all shares of any options, warrants and other securities entitling their holders to purchase shares of common stock as a result of the reverse stock split, as required by the terms of these securities. In particular, the Company will reduce the conversion ratio for each instrument, and will increase the exercise price in accordance with the terms of each instrument based on the ratio of the reverse stock split. Also, the Company will reduce the number of shares reserved for issuance under its existing stock option plans proportionately based on the ratio of the reverse stock split.

MATTERS RELATING TO THE SERIES A PREFERRED STOCK

         The implementation of the reverse stock split is subject to the affirmative vote or consent of the holders of 60% of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock"). In consideration of the Company's payment of a consent fee of 1% of the Series A Preferred Stock's liquidation value, payable on approval of the reverse stock split by the Company's common shareholders, the holders of the requisite percentage of Series A Preferred Stock have agreed that they will execute a consent authorizing the filing of the Amendment and the implementation of the reverse stock split. The implementation of the reverse stock split relating to the Company's common stock will not affect the authorized number of shares of the Company's preferred stock, the par value of the Company's preferred stock or the number of issued and outstanding shares of Series A Preferred Stock. Upon implementation of the reverse stock split, and pursuant to the terms of the Certificate of Designation governing the Series A Preferred Stock, the "conversion price" at which shares of Series A Preferred Stock may be converted into shares of common stock will be increased based on the reverse stock split ratio. This increase in the "conversion price" will result in a proportionate decrease in the number of shares of common stock into which the shares of Series A Preferred Stock will be convertible.

OTHER EFFECTS ON SHARES OF COMMON STOCK

         If the Company implements a reverse stock split, then the rights and preferences of the common stock will remain the same after the reverse stock split. Each share of the Company's common stock issued pursuant to the reverse stock split will be fully paid and nonassessable.

         The reverse stock split will result in some shareholders owning "odd-lots" of less than 100 shares of the Company's common stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in "round-lots" of even multiples of 100 shares. Notwithstanding the increase in the number of odd-lot holders, the Company believes that it will still have a more than adequate number of round-lot holders after the reverse stock split to comply with the Nasdaq Market requirements in that regard.

         The Company's common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934. As a result, the Company is subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the Company's common stock under the Securities Exchange Act.

AUTHORIZED SHARES OF COMMON STOCK

         If the Company implements the reverse stock split, it will not change the number of authorized shares of the Company's common stock as designated by its Amended and Restated Articles of Incorporation. The board believes that the availability of the additional shares provides the Company with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment.

PROCEDURE FOR EFFECTING THE PROPOSED REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

         If the shareholders approve the proposed Amendment, the board may elect whether or not to declare a reverse stock split, as well as the ratio, at any time before the 2004 annual shareholders meeting. The reverse stock split will be implemented by filing the Amendment with the Pennsylvania Secretary of State, and it is expected that the reverse stock split will become effective shortly after the filing is accepted by the Pennsylvania Secretary of State.

         As of the effective date of the reverse stock split, each certificate representing shares of Healthaxis common stock before the reverse stock split will be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the reverse stock split, except that holders of unexchanged shares will not be entitled to receive any dividends or other distributions payable by Healthaxis after the effective date until they surrender their old stock certificates for exchange. All shares underlying options and warrants and other securities will also be automatically adjusted on the effective date.

         The Company's transfer agent will act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, shareholders and holders of securities convertible into Healthaxis common stock will be notified of the effectiveness of the reverse stock split. Shareholders of record will receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the reverse stock split. Persons who hold their shares in brokerage accounts or "street name" will not be required to take any further actions to effect the exchange of their certificates. No new certificates will be issued to a shareholder until the shareholder has surrendered the shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the reverse stock split will continue to be valid and will represent the adjusted number of shares based on the ratio of the reverse stock split, rounded down to the nearest whole share. Shareholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

FRACTIONAL SHARES

         The Company will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded down to the nearest whole share. Shareholders who otherwise will be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio will instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. These cash payments will reduce the number of post-split shareholders to the extent there are shareholders presently holding fewer than up to 15 shares, depending on the ratio of the reverse stock split selected by the board. This, however, is not the purpose of the reverse stock split. The cash amount to be paid to each shareholder will be equal to the resulting fractional interest in one share of our common stock to which the shareholder will otherwise be entitled, multiplied by the closing trading price of Healthaxis common stock on the trading day immediately preceding the effective date of the reverse stock split (after proportionately adjusting such price to reflect the reverse stock split ratio).

NO APPRAISAL RIGHTS

         No appraisal rights are available under the Pennsylvania Business Corporation Law or under the Company's Amended and Restated Articles of Incorporation or Bylaws to any shareholder who dissents from this proposal.

ACCOUNTING CONSEQUENCES

         The par value of Healthaxis common stock will remain unchanged at $0.10 per share after the reverse stock split. Also, the Company's capital account will remain unchanged, and the Company does not anticipate that any other accounting consequences will arise as a result of the reverse stock split.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of some material United States federal income tax consequences of the reverse stock split, but does not purport to be a complete analysis of all potential tax considerations relating to the reverse stock split. This summary is based on the provisions of the United States federal income tax law, as of the date of this proxy statement, which is subject to change retroactively, as well as prospectively. This summary does not discuss all federal tax considerations, including any federal income tax consequences that may be relevant to shareholders that may be subject to special treatment (including, without limitation, shareholders subject to the alternative minimum tax, banks, insurance companies, tax-exempt organizations, financial institutions, small business investment companies, partnerships or other pass-through entities, dealers in securities or currencies, broker-dealers, persons who hold shares as part of a straddle, hedging, constructive sale, or conversion transaction, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals and broker-dealers). Furthermore, this summary does not discuss any aspects of state, local, foreign, or other tax consequences. This summary also assumes that shareholders hold the shares as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of the shareholder.

         Other than as a result of the receipt of cash payments, if any, by a shareholder in lieu of fractional shares as discussed below, no gain or loss should be recognized by a shareholder as a result of the reverse stock split. The aggregate tax basis of shares received pursuant to the reverse stock split would be the same as the shareholder's aggregate tax basis in the shares exchanged therefor. Shareholders who receive cash in lieu of any fractional share interests in the shares to be received as a result of the reverse stock split would be treated as having received the fractional share interests pursuant to the reverse stock split and then as having exchanged the fractional shares for cash in a redemption by the Company, and would generally recognize gain or loss equal to the difference between the amount of cash received in lieu of a fractional share and the adjusted tax basis allocable to the fractional share interests redeemed. Such gain or loss would be long term capital gain or loss if the shares exchanged by the shareholder pursuant to the reverse stock split were held for more than one year. Any federal income tax liability generated by the


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

receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The shareholder's holding period for the shares received would include the period during which the shareholder held the shares surrendered in the reverse stock split. No gain or loss would be recognized by the Company as a result of the reverse stock split.

         THIS SUMMARY OF SOME MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. FURTHER, THE COMPANY'S VIEWS REGARDING THE TAX CONSEQUENCE OF THE REVERSE STOCK SPLIT ARE NOT BINDING UPON THE INTERNAL REVENUE SERVICE OR THE COURTS, AND THERE CAN BE NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE OR THE COURTS WILL ACCEPT THE POSITIONS EXPRESSED ABOVE. ACCORDINGLY, EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTIONS.

RECOMMENDATION OF BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT AND TO GRANT THE BOARD THE DISCRETION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO BETWEEN 1-FOR-5 AND 1-FOR-15 AT ANY TIME PRIOR TO THE 2004 ANNUAL SHAREHOLDERS MEETING. YOUR RETURNED PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                         ADVANCE NOTICE BYLAW PROVISION

         The Company's Amended and Restated Bylaws provide that proposals by shareholders to be considered at a special meeting of shareholders and which have not been previously approved by the board of directors must be submitted to the Secretary of the Company in writing, either by personal delivery, nationally-recognized express mail or United States mail, postage prepaid, not later than the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

                              SHAREHOLDER PROPOSALS
         The Rule 14a-8 requirements applicable to inclusion of shareholder proposals in the Company's proxy materials related to the Company's 2004 Annual Meeting of Shareholders (the "2004 Meeting") require that a shareholder proposal regarding the 2004 Meeting must be submitted to the Company at its office located at 5215 N. O'Connor Blvd., Suite 800, Irving, TX 75039, by December 18, 2003, to receive consideration for inclusion in the Company's 2004 proxy materials. Any such proposal must also comply with the proxy rules under the Securities Exchange Act of 1934, including Rule 14a-8. As to all such matters which the Company does not have notice on or prior to December 18, 2003, discretionary authority shall be granted to the persons designated in the Company's proxy related to the 2003 Meeting to vote on such proposal.

                                  OTHER MATTERS

      At the date of this proxy statement, management was not aware that any matters not referred to in this proxy statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.


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

                            HOUSEHOLDING INFORMATION

      Unless the Company has received contrary instructions, the Company may send a single copy of this proxy statement and notice of special meeting to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as "householding," reduces the volume of duplicate information received at any one household and helps to reduce the Company's expenses. However, if shareholders prefer to receive multiple sets of the Company's disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of the Company's disclosure documents, the shareholders should follow these instructions:

      If the shares are registered in the name of the shareholder, the shareholder should contact the Company at its executive offices at 5215 N. O'Connor Blvd., Suite 800, Irving, Texas 75039, Attention: Corporate Secretary, to inform the Company of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.


                                     BY ORDER OF THE BOARD OF DIRECTORS,



                                     J. BRENT WEBB
                                     SECRETARY


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

                                                                         ANNEX A

     ARTICLE OF AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION

         As of the effective date of the filing of the Articles of Amendment containing this Amendment with the Pennsylvania Secretary of State, every
[    ] shares of common stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of common stock. The authorized shares of common stock of the Corporation shall not be changed. No fractional share shall be issued in connection with the foregoing stock split; all shares of common stock so split that are held by a shareholder will be aggregated and each fractional share resulting from such aggregation shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share of common stock to which a shareholder would otherwise be entitled as a result of the foregoing split, the Corporation shall pay a cash amount to such shareholder equal to the fair value, as determined by the Board of Directors, of such fractional share as of the effective date of the foregoing split.

                                 HEALTHAXIS INC.

                      THIS PROXY IS SOLICITED ON BEHALF OF
                          THE BOARD OF DIRECTORS FOR A
               SPECIAL MEETING OF SHAREHOLDERS ON AUGUST 19, 2003

         The undersigned shareholder of HEALTHAXIS INC., a Pennsylvania corporation (the "Company"), hereby acknowledges receipt of the official Notice of Special Meeting of Shareholders, dated July __, 2003, and hereby appoints James W. McLane and John M. Carradine, and each of them as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of the Company, to be held on Tuesday, August 19, 2003, at 10:00 a.m., Central Daylight Time, at the offices of the Company located at 5215 N. O'Connor Blvd., Suite 800, Irving, Texas 75039, and any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

         1. To consider and vote upon an amendment to the Amended and Restated Articles of Incorporation and to permit the board, at its discretion, at any time prior to the Company's next annual meeting to effect a reverse stock split of the Company's common stock at a ratio of not less than 1-for-5 and not more than 1-for-15. The board of directors will retain discretion to elect to implement a reverse stock split in this range or to elect not to implement a reverse stock split.

            [ ] FOR                 [ ] AGAINST                   [ ] ABSTAIN

         2. To act upon such other matters as may properly come before the meeting.

            [ ] FOR                 [ ] AGAINST                   [ ] ABSTAIN

         In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE APPROVAL OF THE AMENDMENT TO THE ARTICLES OF INCORPORATION EFFECTING THE REVERSE STOCK SPLIT, AND (2) TO ACT UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Dated:

-------------------------------

-------------------------------
Signature

-------------------------------
Signature


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

(This proxy should be marked, dated, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)



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